Exhibit 10.2

April 15, 2022

Dear Wendy Arnold,

Frequency Therapeutics (the “Company”) values your future contributions. This letter agreement (the “Letter Agreement”) describes a performance-based retention program the Company has established for all active Section-16 Officers.

1. Retention Cash. You are eligible to receive (i) a payment of $75,000 in cash, payable upon the public disclosure of the results from the Company’s Phase 2b clinical trial of FX-322 (FX-322-208), and (ii) a payment of $50,000 in cash, payable within ten days following a determination by the Company’s board of directors or an authorized committee thereof of the completion of a bona fide, third-party security financing transaction in which the Company received gross proceeds of at least $25 million that occurred during the period beginning on and including the date hereof and ending on and including December 31, 2023 (the “Financing Condition”). The payments in clause (i) and (ii) of the immediately preceding sentence are referred to herein individually as a “Cash Bonus”. Each Cash Bonus is subject to your continued employment through the date of payment of such Cash Bonus.

2. Tax and Other Deductions. Each Cash Bonus will be paid less federal, state and local taxes required to be withheld by the Company.

3. Retention Equity. In addition, on April 11, 2022, you were issued a supplemental equity grant of restricted stock units (“RSUs”) in the amount of 110,000. These RSUs will vest in a single installment upon attainment of the Financing Condition. All unvested RSUs will be forfeited if your employment with the Company terminates for any reason. The RSUs are in all respects subject to the terms and conditions of the Company’s 2019 Incentive Award Plan (the “Plan”) and a restricted stock unit award agreement (the “RSU Agreement”) that will be separately provided to you. In the event of a conflict between the terms of this Letter Agreement, on the one hand, and the RSU Agreement or the Plan, on the other, the terms of the RSU Agreement or Plan, as applicable, will control.

4. Employment at Will. This Letter Agreement does not affect your employment relationship with the Company; that is, employment with the Company remains at-will. The Cash Bonuses and RSUs described herein are independent of all other compensation you may be eligible to receive from the Company.

5. Section 409A of the Internal Revenue Code. To the maximum extent permitted by applicable law, the amounts payable pursuant to this Letter Agreement are intended to be exempt from or to comply with Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder, and this Letter Agreement shall be interpreted, construed and administered in a manner consistent therewith.

6. Miscellaneous. This Letter Agreement shall be binding upon and inure to the benefit of the successors of the Company. This Letter Agreement will not give any rights or remedies to any person other than the undersigned employee and the Company and its successors. This Letter Agreement will be governed by the laws of the Commonwealth of Massachusetts, excluding any that mandate the use of another jurisdiction’s laws. This Letter Agreement may only be amended with the written consent of the Chief Executive Officer of the Company and you. You shall have no rights under this Letter Agreement other than as an unsecured general creditor of the Company.

Sincerely,

FREQUENCY THERAPEUTICS, INC.

/s/ David L. Lucchino
David Lucchino
Chief Executive Officer

I acknowledge that I understand and agree to abide by the provisions set forth in the above stated Letter Agreement.

/s/ Wendy Arnold
Wendy Arnold

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